Exhibit 99.1

Acadia Healthcare Provides Business Outlook Ahead of Investor Day

FRANKLIN, Tenn.--(BUSINESS WIRE)--December 7, 2022--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) will host its first Investor Day beginning at approximately 9:00 a.m. Eastern Time today, Wednesday, December 7, 2022, in New York City.

During the event, members of Acadia’s management team will provide an overview of the Company’s behavioral healthcare services and review Acadia’s growth strategy and financial outlook. The Company will affirm its previously issued guidance for 2022 and provide initial guidance for 2023, as follows:

	2022 Guidance Range	2023 Guidance Range
Revenue	$2.58 to $2.60 billion	$2.79 to $2.86 billion
Adjusted EBITDA (1)	$595 to $605 million	$630 to $680 million
Adjusted earnings per diluted share (1)	$3.00 to $3.10	$3.10 to $3.45

(1) Excluding income from provider relief fund

“We are excited to provide a comprehensive overview of our operations and to review our growth strategy with our investors,” said Chris Hunter, Chief Executive Officer of Acadia Healthcare. “Our financial guidance reflects Acadia’s solid execution to date in 2022 and our current expectations for continued momentum into the future. Demand for our services remains strong, and we are uniquely positioned to meet the critical need for behavioral healthcare treatment with enterprise capabilities that extend across 246 facilities offering diversified service lines and patient-centered care. We are mindful of the critical role we play as an industry leader, and we believe we have the right strategy in place to continue to extend our market reach and make a positive difference in more communities. We are proud of the important work we are doing and look forward to highlighting the opportunities ahead for Acadia.”

The investor day presentation will be available to investors via a live webcast. A link to the webcast is posted on the investor relations section of the Company’s website at https://www.acadiahealthcare.com/investors/event-calendar, and a replay will be available for 90 days.

About Acadia Healthcare Company, Inc.

Acadia is a leading provider of behavioral healthcare services across the United States. Acadia operates a network of 246 behavioral healthcare facilities with approximately 10,800 beds in 39 states and Puerto Rico. With more than 22,500 employees serving approximately 75,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Non-GAAP Financial Information

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided and whether including or excluding income from provider relief fund, to expected results due to the unknown effect, timing and potential significance of transaction related expenses and the tax effect of such expenses.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) the impact of general economic and employment conditions, including increased labor, construction and other costs; (ii) the impact of the COVID-19 pandemic on our inpatient and outpatient admissions and volumes, or disruptions caused by other pandemics, epidemics or outbreaks of infectious diseases; (iii) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (iv) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (v) potential reductions in payments received by Acadia from government and third-party payors; (vi) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (vii) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (viii) potential disruptions to our information technology systems or a cybersecurity incident; and (ix) potential operating difficulties, changes in client preferences, competition and general industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Contacts

Gretchen Hommrich
Vice President, Investor Relations
InvestorRelations@acadiahealthcare.com
(615) 861-6000